Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

August 29, 2024

Richtech Robotics Inc.

4175 Cameron Street, Suite 1

Las Vegas, Nevada 89103

Re:	Richtech Robotics Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Richtech Robotics Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”) of a Registration Statement on Form S-1 (the “462(b) Registration Statement), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale of additional securities consisting of the following: (a) up to 740,742 shares (the “Shares”) of the Company’s Class B Common Stock, par value $0.0001 per share (the “Common Stock”); (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 740,742 shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.00001 per share; (c) warrants (the “Warrants”) to purchase up to 740,742 shares of Common Stock (the “Warrant Shares”) with an exercise price per share to be determined; and (d) warrants (the “Placement Agent Warrants”) to purchase up to 51,851 shares of Common Stock (the “Placement Agent Warrant Shares”). Each Share and each Pre-Funded Warrant is being sold together with a Warrant to purchase one share of Common Stock. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants, and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.” The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No.333-281789) (the “Registration Statement and together with the 462(b) Registration Statement, the “Registration Statements”), initially filed by the Company with the Commission on August 27, 2024, and declared effective by the Commission on August 29, 2024.

The Placement Agent Warrants are being issued pursuant to are the terms of that certain Engagement Letter Agreement, dated August 4, 2024 (the “Engagement Agreement”), by and between the Company and Rodman & Renshaw LLC (the “Placement Agent”), and the Shares, the Pre-Funded Warrants, and the Warrants are being offered pursuant to the terms of a Securities Purchase Agreement (the “Securities Purchase Agreement”) to be entered into between the Company and the purchasers thereto. The Placement Agent is acting as the placement agent on behalf of the Company on a best efforts basis. The Securities are being registered under the 462(b) Registration Statement.

Richtech Robotics Inc.

August 29, 2024

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the 462(b) Registration Statement;

(c)	the Second Amended and Restated Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on November 17, 2023;

(d)	the Second Amended and Restated Bylaws of the Company adopted effective as of January 8, 2024;

(e)	form of Pre-Funded Warrant;

(f)	form of Warrant;

(g)	form of Placement Agent Warrant;

(h)	form of Securities Purchase Agreement;

(i)	the Engagement Agreement; and

(j)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and registration of the Securities under the Securities Act, and such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (i) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity of all natural persons executing the Documents;

(b)	the genuineness of all signatures on the Documents;

Richtech Robotics Inc.

August 29, 2024

(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)	the execution, delivery, and performance by all parties of the Documents; and

(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares and exercise of the Pre-Funded Warrants, the Warrants, and the Placement Agent Warrants.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the 462(b) Registration Statement becomes effective under the Securities Act.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid, and nonassessable;

(b)	the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable;

(c)	the Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable; and

(d)	the Placement Agent Warrant Shares have been duly authorized, and when issued upon exercise of the Placement Agent Warrant in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

Richtech Robotics Inc.

August 29, 2024

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

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